                           SIGNATURE BRANDS USA, INC.

                                                                January 23, 1998

To the Stockholders of Signature Brands USA, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of Signature Brands USA, Inc. (the "Company") to be held at 10:00 a.m. (EST), on Thursday, March 5, 1998, at the Company's headquarters located at 7005 Cochran Road, Glenwillow, Ohio.

     In addition to the election of Directors, at this year's Annual Meeting stockholders will be asked to ratify the appointment of the Company's independent auditors.

     Regardless of the number of shares you own, it is important that you vote. Whether or not you plan to attend the Annual Meeting, please sign, date and mail your proxy in the enclosed postage-paid envelope. We hope that you plan to attend the Annual Meeting and we look forward to seeing you. If you do attend the Annual Meeting you may, of course, withdraw your proxy should you wish to vote in person.

Very truly yours,

/s/ Thomas R. Shepherd

THOMAS R. SHEPHERD
Chairman

/s/ Meeta R. Vyas
MEETA R. VYAS
Vice Chairman and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 5, 1998

     Notice Is Hereby Given that the Annual Meeting of Stockholders of Signature Brands USA, Inc. (the "Company") will be held at the Company's headquarters located at 7005 Cochran Road, Glenwillow, Ohio on Thursday, March 5, 1998 at 10:00 a.m. (EST) for the following purposes:

          1. To elect three Directors in the class whose terms will expire at the Annual Meeting of Stockholders to be held in 2001;

          2. To act upon a proposal to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP to serve as the Company's independent auditors for the 1998 fiscal year; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on January 16, 1998 are entitled to receive notice of and to vote at the Annual Meeting. In order to assure that your shares are represented at the Annual Meeting, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person.

                                          By Order of the Board of Directors,

                                          THOMAS F. MCKEE
                                          Secretary
Glenwillow, Ohio
January 23, 1998

                           SIGNATURE BRANDS USA, INC.

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                      MAILED ON OR ABOUT JANUARY 23, 1998

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 5, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Signature Brands USA, Inc., formerly Health
o meter Products, Inc. (the "Company"), for the Annual Meeting of Stockholders to be held on Thursday, March 5, 1998 at 10:00 a.m. at the Company's headquarters located at 7005 Cochran Road, Glenwillow, Ohio or any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The accompanying proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions contained therein, if it is returned duly executed and is not revoked. If no choice is specified in the proxy, it will be voted "FOR" the election of each of the nominees for Director named herein, and "FOR" the proposal to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP to serve as the Company's independent auditors. Any stockholder may revoke a proxy at any time before its exercise by delivery of written notice to the Secretary of the Company or by a duly executed proxy bearing a later date.

     The record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting was the close of business on January 16, 1998. On that date, there were outstanding and entitled to vote an aggregate of 9,174,261 shares of Common Stock, $.01 par value (the "Common Stock"). Each share of Common Stock is entitled to one vote. Stockholders do not have the right to vote cumulatively in the election of Directors. At the Annual Meeting, the inspectors of election appointed for the Annual Meeting by the Board of Directors will determine the presence of a quorum and will tabulate the results of the vote of the stockholders.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present. Pursuant to the Company's By-Laws, all matters brought before a meeting of stockholders (other than the election of Directors) will be decided by the holders of a majority of the outstanding shares entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by law or by the Certificate of Incorporation. In voting on matters other than the election of Directors, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any proposal requiring the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote.

     The cost of soliciting proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. Directors, officers and management employees of the Company may, without additional compensation, solicit proxies by telephone, mail and personal interview. In addition, the Company has retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee estimated to be $3,000 plus reasonable out-of-pocket expenses.

     As used in this Proxy Statement, the "Company" refers, unless the context otherwise requires, to Signature Brands USA, Inc. and its subsidiaries.

              STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 16, 1998 by (i) each person or group who is known to the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's Directors and the nominee for election as a Director, (iii) each of the named executive officers of the Company named in the Summary Compensation Table included elsewhere herein, and (iv) all Directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective Director, nominee for election as a Director, executive officer, or 5% beneficial owner, as the case may be. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names.

                                                                                    PERCENTAGE
                NAME AND ADDRESS OF                    NUMBER OF SHARES              OF SHARES
                 BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED(1)
- ---------------------------------------------------  ---------------------     ---------------------
Thomas H. Lee Equity Partners, L.P.(2).............        1,818,203                    19.8%
  c/o Thomas H. Lee Company
  75 State Street
  Boston, Massachusetts 02109
ML-Lee Acquisition Fund, L.P.(3)...................        1,563,053                    17.0%

  c/o Thomas H. Lee Company
  75 State Street
  Boston, Massachusetts 02109
Meeta R. Vyas......................................           91,727                     1.0%
Peter C. McC. Howell...............................          362,353(4)                  3.8%
S. Donald McCullough...............................          200,500(5)                  2.1%
Thomas H. Lee(6)(7)................................        1,025,566                    11.2%
  c/o Thomas H. Lee Company
  75 State Street
  Boston, Massachusetts 02109
William P. Carmichael..............................           16,000(8)                    *
David A. Jones.....................................            5,000(4)                    *
Robert W. Miller...................................          191,052(9)                  2.1%
Urbano Perez V. ...................................                0                       *
Sandra E. Peterson.................................                0                       *
Scott A. Schoen....................................           28,826(10)                   *
Thomas R. Shepherd(7)..............................           54,607                       *
Frank E. Vaughn....................................           12,500(11)                   *
C. Wayne Morris....................................            6,750(12)                   *
Timothy J. McGinnity...............................           29,250(13)                   *
Steven M. Billick..................................           11,050(14)                   *
All Directors and executive officers as a group (12
  persons)(7)(15)..................................        1,472,328                    16.0%

- ---------------

  *  Indicates an amount less than 1%.

 (1) The number of shares of Common Stock shown as owned by the persons and groups named in the foregoing table assumes the exercise of all outstanding options held by such persons and groups that are exercisable within 60 days after January 16, 1998, and the percentage shown assumes the exercise of such options and assumes that no options held by others are exercised. For purposes of the foregoing table, each person's "beneficial ownership" of the Company's Common Stock has been determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 13d-3 promulgated thereunder.

 (2) Each of THL Equity Advisors Limited Partnership ("Equity Advisors"), the general partner of Thomas H. Lee Equity Partners, L.P. ("Equity Partners"); THL Equity Trust, the general partner of Equity Advisors; and Thomas H. Lee, a Trustee of THL Equity Trust, also may be deemed to be beneficial owners of the shares of Common Stock held by Equity Partners. Each of Equity Advisors, THL Equity Trust, and Mr. Lee disclaims beneficial ownership of such shares. Each of Equity Advisors and THL Equity Trust maintains a principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.


 (3) The ML-Lee Acquisition Fund, L.P. (the "ML-Lee Fund") has shared voting and investment power with respect to these shares. This number does not include the shares of Common Stock held beneficially by Thomas H. Lee, which may be deemed to be beneficially owned by the ML-Lee Fund and Thomas H. Lee Advisors I, L.P. ("Advisors") as a result of their relationship with Mr. Lee. The ML-Lee Fund and Advisors disclaim beneficial ownership of such shares.

 (4) Reflects shares which may be acquired upon the exercise of stock options exercisable within 60 days after January 16, 1998.

 (5) Includes 10,000 shares owned directly by Mr. McCullough and 190,500 shares which may be acquired upon the exercise of stock options exercisable within 60 days after January 16, 1998. Mr. McCullough's options shall terminate pursuant to a Separation Agreement between Mr. McCullough and the Company upon the receipt of certain compensation as described in note (10) to the Summary Compensation Table included elsewhere herein.

 (6) The shares are held of record by State Street Bank and Trust Company of Connecticut, N.A., 750 Main Street, Hartford, Connecticut 06103, not individually, but as successor Trustee for the 1989 Thomas H. Lee Nominee Trust (the "THL Trust"). The Trustee of the THL Trust disclaims beneficial ownership of such shares.

 (7) Does not include shares of Common Stock held by the ML-Lee Fund which may be deemed to be beneficially owned by Mr. Lee, Mr. Shepherd and Advisors as a result of their relationship with the ML-Lee Fund. Messrs. Lee and Shepherd and Advisors disclaim beneficial ownership of such shares.

 (8) Consists of 11,000 shares held of record by William P. Carmichael as Trustee of the William P. Carmichael Trust dated April 1, 1985 and 5,000 shares which may be acquired upon the exercise of stock options exercisable within 60 days after January 16, 1998.

 (9) Includes 101,052 shares owned directly by Mr. Miller and 90,000 shares held of record by Trust Company of Illinois, 45 South Park Boulevard, Suite 315, Glen Ellyn, Illinois 60137, as Trustee of the RW & JS Miller Irrevocable Charitable Trust (the "Miller Trust"). The Trustee of the Miller Trust disclaims beneficial ownership of such shares.

(10) Includes 9,690 shares which may be acquired from Thomas H. Lee upon the exercise of stock options exercisable within 60 days after January 16, 1998.

(11) Consists of 10,000 shares held of record by Frank E. Vaughn as Trustee of the Frank E. Vaughn Trust dated October 15, 1997 and an additional 2,500 shares which Mr. Vaughn has the right to acquire upon the exercise of stock options exercisable within 60 days after January 16, 1998.

(12) Includes 3,750 shares which may be acquired upon the exercise of stock options exercisable within 60 days after January 16, 1998.

(13) Includes 26,750 shares which may be acquired upon the exercise of stock options exercisable within 60 days after January 16, 1998.

(14) Includes 1,800 shares held jointly by Mr. Billick and his wife and 9,250 shares which may be acquired upon the exercise of stock options exercisable within 60 days after January 16, 1998.

(15) Includes an aggregate of 52,250 shares of Common Stock, not including the options held by Mr. Schoen to acquire 9,690 shares from Thomas H. Lee, which may be acquired by the Directors and executive officers of the Company upon the exercise of stock options exercisable within 60 days after January 16, 1998. Does not include options exercisable by Messrs. Howell and McCullough who, as of January 16, 1998, were no longer executive officers or Directors of the Company.

TERMS OF FIRST AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

     Messrs. Lee, Miller and Shepherd and others have certain demand and piggyback registration rights pursuant to the First Amended and Restated Stockholders Agreement dated as of March 16, 1992 (the "Stockholders' Agreement"). Such rights provide that stockholders who are parties to the agreement owning stated percentages of the unregistered Common Stock may require the Company to file registration statements under the Securities Act of 1933, as amended (the "Securities Act"), on up to three occasions, for the registration of not less than 15% of the outstanding shares of Common Stock originally subject to the agreement. Subject to certain conditions and limitations, the other parties to the agreement have the right to request that their shares of Common Stock be included in any such registrations. Also, subject to certain conditions and limitations, all such stockholders have the right to require the Company to include their shares of Common Stock in any registered offerings by the Company. Under such agreement, the Company is required to bear all costs and expenses of each such registration (other than underwriters' discounts or commissions which are to be borne by the sellers), and the stockholders and the Company have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                             ELECTION OF DIRECTORS

     The By-Laws of the Company provide that the Board of Directors shall consist of such number of Directors as the Board determines from time to time. The size of the Board is currently set at nine members. The Board is divided into three classes, with one class being elected each year for a three-year term. On January 20, 1998, in accordance with the Company's By-Laws and Certificate of Incorporation, the Company's Board of Directors elected Urbano

Perez V. to fill the vacancy created by Mr. McCullough's resignation in the class of Directors whose term of office will expire at the 2000 Annual Meeting. At the Annual Meeting, three Directors are to be elected to serve until the Annual Meeting of Stockholders to be held in 2001. All Directors elected will serve until their successors are duly elected and qualified. The Board of Directors' nominees for election as Directors are David A. Jones, Thomas H. Lee and Sandra E. Peterson. Messrs. Jones and Lee currently serve as Directors of the Company. Robert W. Miller, who currently serves as a Director in the class to be elected at the Annual Meeting, is retiring from the Board of Directors as of the date of the Annual Meeting. Ms. Peterson is nominated for the directorship currently held by Mr. Miller.

     Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of the three nominees set forth in the table below as Directors of the Company for a three-year term. In the event of the death or inability to act of any of the nominees, the proxies will be voted for the election as a Director of such other person as the Board of Directors may recommend. The Board of Directors has no reason to anticipate that this will occur. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

     Set forth below is certain information concerning the nominees for election at the Annual Meeting and Directors who will continue in office subsequent to the Annual Meeting.

NOMINEES FOR ELECTION AT 1998 ANNUAL MEETING

     David A. Jones. Mr. Jones has been a Director of the Company and of Signature Brands, Inc. ("Signature Brands") since July 1996. Mr. Jones has been Chairman of the Board, President and Chief Executive Officer of Rayovac Corporation, a manufacturer of batteries and battery-operated devices, since September 1996. From 1994 until 1996, Mr. Jones was Chairman of the Board, President and Chief Executive Officer of Thermoscan, Inc., a consumer healthcare products manufacturer. From 1989 until 1994, he was President and Chief Executive Officer of Regina Company, Inc., a manufacturer of household appliances. Mr. Jones is 48 years of age.

     Thomas H. Lee. Mr. Lee has been a Director of the Company and of Signature Brands since February 1992. Since 1974, Mr. Lee has served as President of Thomas H. Lee Company ("THL"). THL and the funds which it advises invest in friendly leveraged acquisitions and recapitalizations. Mr. Lee is also Chairman and a Trustee of Thomas H. Lee Advisors I and II, L.P., the investment advisor to two public mezzanine investment funds, and is Individual General Partner of Equity Advisors, L.P., the investment advisor to Thomas H. Lee Equity Partners, L.P. which participates in equity or equity related investments of the companies acquired. Mr. Lee serves as a Director of Autotote Corporation, Finlay Enterprises, Inc., General Nutrition Companies, Inc., Playtex Family Products Corp., Livent, Inc., and Vail Resorts, Inc. Hills Department Stores, Inc. filed for protection under Chapter 11 of the Federal Bankruptcy Code in February 1991 and emerged from such protection in October 1993 as Hills Stores Company. Mr. Lee was Chairman of the Board of Hills Stores Company at that time. Mr. Lee is 53 years of age.


     Sandra E. Peterson. Ms. Peterson is a Director nominee of the Company. Ms. Peterson has been the Executive Vice President, Research of Nabisco, Inc., a consumer food manufacturer, from April 1996 to present. From 1993 to March 1996, Ms. Peterson held various senior executive positions with Whirlpool Corporation, a manufacturer and marketer of major home appliances, including: Vice President, Advanced Product Concepts; and Vice President, Strategic Analysis and Support. Prior to 1993, Ms.

Peterson was a Senior Engagement Manager of McKinsey & Co., Inc., an international consulting firm. Ms. Peterson is 38 years of age.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999 ANNUAL MEETING

     William P. Carmichael. Mr. Carmichael has been a Director of the Company and of Signature Brands since April 1992. From January 1993 until October 1993 when he retired, Mr. Carmichael was the Senior Vice President and Chief Accounting Officer of Sara Lee Corporation, an international manufacturer of food and consumer packaged goods. From August 1991 to January 1993, he was the Vice President and Controller of Sara Lee Corporation. Prior to his employment with Sara Lee Corporation, he was the Senior Vice President and Chief Financial Officer of Beatrice Companies, Inc., a diversified food and food products company, from May 1987 until November 1990. Mr. Carmichael also serves as a Director of Cobra Electronics Corporation and The Hain Food Group, Inc., and as a trustee of the Time Horizon Funds and Pacific Innovations Fund. Mr. Carmichael is 54 years of age.

     Scott A. Schoen. Mr. Schoen has been a Director of the Company and of Signature Brands since September 1994. He is a Managing Director of THL, which he joined in 1986. Prior to that time, Mr. Schoen served as an Associate in the Private Finance Department of Goldman, Sachs & Co., an investment banking firm. Mr. Schoen also serves as a Director of First Alert, Inc., LaSalle Reinsurance Ltd., and Rayovac Corporation, and as a trustee of the Insight Premier Funds. Mr. Schoen is 39 years of age.

     Meeta R. Vyas. Ms. Vyas has served as Vice Chairman of the Board of Directors and Chief Executive Officer of the Company and of Signature Brands since September 1997. Prior to her employment with the Company, Ms. Vyas was a senior executive with General Electric Co. ("GE"), a diversified technology, manufacturing and services company. Beginning in 1991, Ms. Vyas held several senior positions with GE including General Manager, GE Corporate Business Development; General Manager, GE Appliances; and Manager, GE Corporate Business Development. Prior to 1991, Ms. Vyas was a consultant with McKinsey & Co., Inc., an international consulting firm. Ms. Vyas is 39 years of age.

DIRECTORS CONTINUING IN OFFICE UNTIL 2000 ANNUAL MEETING

     Urbano Perez V. Mr. Perez has been a Director of the Company and of Signature Brands since January 1998. Mr. Perez has held various positions with Mabe, a Mexico-based manufacturer and distributor of major home appliances, since 1977, including Director, Range Division since 1992. Mr. Perez is 42 years of age.

     Thomas R. Shepherd. Mr. Shepherd has been Chairman of the Board of Directors of the Company and of Signature Brands since August 1997 and a Director of the Company and of Signature Brands since April 1988. He has been engaged as a consultant to THL since 1986 and is currently a Managing Director. In addition, Mr. Shepherd is Executive Vice President of Thomas H. Lee Advisors I, L.P. and an officer of various other THL affiliates. Previously, Mr. Shepherd was President of GTE (Sylvania) Lighting Products from 1983 to 1986; President of North American Phillips Commercial Electronics Corporation from 1981 to 1983; and Senior Vice President and General Manager of GTE (Sylvania) Entertainment Products Group from 1979 to 1981. He is also a Director of General Nutrition Companies, Inc. and Rayovac Corporation. Mr. Shepherd is 68 years of age.

     Frank E. Vaughn. Mr. Vaughn has been a Director of the Company and of Signature Brands since August 1995. Mr. Vaughn is currently Special Assistant to the Dean and Visiting Professor at the College of Business Administration and Graduate School of Management at Kent State University. From 1988 to 1991, Mr. Vaughn was an Executive Vice President at Maytag Corporation, a manufacturer of household appliances, and President of its wholly-owned subsidiary, The Hoover Company, from 1985 to 1991. Mr. Vaughn serves as a Director of ABC Dispensing Technologies, Inc. Mr. Vaughn is 68 years of age.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee. Currently, Messrs. Carmichael, Miller and Schoen are members of the Audit Committee and Messrs. Jones, Schoen and Shepherd are members of the Compensation Committee.

     The Audit Committee reviews the activities of the Company's independent public accountants, various Company policies and practices as well as potential conflict of interest situations. In addition, the Audit Committee recommends to the Board of Directors an independent accounting firm to audit the Company's financial statements. The Audit Committee did not meet during the fiscal year ended September 28, 1997.

     The Compensation Committee is responsible for making recommendations concerning the salaries, bonuses and other compensation paid to the Company's executive officers. It is also responsible for administering the Second Amended and Restated 1992 Stock Incentive Plan, the 1995 Stock Option and Incentive Plan, the 1997 Stock Option and Incentive Plan and the Chief Executive Officer Stock Option Plan. The Compensation Committee met twice during the fiscal year ended September 28, 1997.

     The Company does not have a standing nominating committee or a committee performing similar functions.

     The Company's Board of Directors met five times during the last fiscal year. No Director, with the exception of Mr. Lee, attended less than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served during the period for which he was a member of the Board.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for each of the three most recent fiscal years, of: (i) those persons who served as the chief executive officer during the fiscal year ended September 28, 1997 and (ii) the other four most highly compensated executive officers of the Company for the fiscal year ended September 28, 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                                         -------------------------
                                                      ANNUAL COMPENSATION                SECURITIES
                                          -------------------------------------------    UNDERLYING      ALL OTHER
                                                                         OTHER ANNUAL    OPTION/SAR       COMPEN-
                  NAME                    YEAR    SALARY       BONUS     COMPENSATION      AWARDS        SATION(1)
- ----------------------------------------  ----   --------     -------    ------------    ----------      ---------
Meeta R. Vyas...........................  1997   $ 38,462(2)  $    --      $ 41,166(3)     591,727(4)     $    77
  Vice Chairman and
  Chief Executive Officer
Peter C. McC. Howell....................  1997    302,918      68,028(5)         --             --        606,677(6)
  Former Chairman and Chief               1996    295,600      73,900            --             --          8,471
  Executive Officer (7)                   1995    286,000      28,600            --             --          7,953
S. Donald McCullough....................  1997    222,245      26,850(8)    100,485(9)          --        966,700(10)
  Former President and Chief              1996    214,800      53,700            --         90,500(11)     10,830
  Operating Officer (12)                  1995    201,196      21,500        75,303(13)     45,000(14)     10,830
C. Wayne Morris.........................  1997    176,020(15)  21,250        63,502(16)     30,000(17)      5,915
  Senior Vice President-
  Professional Products
Timothy J. McGinnity....................  1997    163,157      25,000            --             --          3,194
  Senior Vice President-                  1996    147,600      61,900            --             --          5,632
  National Account Sales                  1995    141,115      65,000            --         50,000(14)      5,632
Steven M. Billick.......................  1997    185,802          --            --         10,000(18)      3,382
  Senior Vice President,                  1996     63,746(19)  15,405            --         40,000(20)         --
  Treasurer and Chief
  Financial Officer

- ---------------

     Except as indicated above, no Named Executive Officer received personal benefits or perquisites during fiscal 1997 in excess of the lesser of $50,000 or

10% of his or her aggregate salary and bonus.

 (1) Amounts reported for each Named Executive Officer for fiscal 1997, 1996 and 1995 include premiums paid by the Company for term life insurance policies on behalf of each Named Executive Officer and matching contributions under the Company's 401(k) Plan.

 (2) Ms. Vyas joined the Company on September 2, 1997. Amounts reported as salary for fiscal year 1997 represent payments received from that date through the end of the Company's fiscal year.

 (3) Represents reimbursement in the amount of $20,603 received from the Company in connection with Ms. Vyas's relocation to the Cleveland, Ohio metropolitan area and $20,563 in additional federal and state income taxes payable with respect to such reimbursement.

 (4) Represents options to purchase shares of Common Stock awarded to Ms. Vyas under the terms of her Employment Agreement. Of the total amount of options, 500,000 options were awarded under the Company's Chief Executive Officer Stock Option Plan. Such options vest 50% on September 30, 1998 and 50% on September 30, 1999. The remaining 91,727 options in the form of stock subscriptions were granted pursuant to a Stock Subscription Agreement and were exercisable between September 2, 1997 and November 1, 1997.

 (5) Bonus payable for fiscal 1997 pursuant to the termination provisions of an Employment Agreement between Mr. Howell and the Company.

 (6) Includes, in addition to the items referred to in note (1) above, a severance payment of $593,053 payable over the twelve month period beginning September 5, 1997, which Mr. Howell became entitled to during fiscal 1997 pursuant to the termination provisions of an Employment Agreement between Mr. Howell and the Company.

 (7) Mr. Howell joined the Company in August 1994 and became its Chairman and Chief Executive Officer on September 2, 1994. He resigned from his offices with the Company, effective as of August 12, 1997, and terminated his employment with the Company, effective as of September 5, 1997.

 (8) Bonus payable for fiscal 1997 pursuant to the termination provisions of an Amended and Restated Employment Agreement and the terms of a Separation Agreement between Mr. McCullough and the Company.

 (9) Includes reimbursement in the amount of $39,451 received from the Company for the loss of home equity in Mr. McCullough's prior residence and the closing costs associated with the sale of such residence in connection with his relocation to the Cleveland, Ohio metropolitan area and $34,083 in additional federal and state income taxes payable on such reimbursement.

(10) Includes, in addition to the items referred to in note (1) above, severance payments of (i) $419,850 payable over the eighteen month period beginning on January 16, 1998, (ii) $524,426 payable within sixty days of January 16, 1998 upon receipt of which all stock options held by Mr. McCullough will terminate and (iii) $11,250, which consists of an automobile allowance, payable from May 8, 1998 through July 16, 1999. Mr. McCullough became entitled to the items described in this note during fiscal 1997 pursuant to the termination provisions of an Amended and Restated Employment Agreement and the terms of a Separation Agreement between Mr. McCullough and the Company.

(11) Represents options to purchase shares of Common Stock awarded to Mr. McCullough under the terms of an Amended and Restated Employment Agreement between the Company and Mr. McCullough. Mr. McCullough's options became exercisable with respect to 22,625 shares on July 1, 1996 and an additional 22,625 shares on December 31, 1996. Pursuant to the Amended and Restated Employment Agreement, options to purchase an additional 45,250 shares of Common Stock automatically vested upon Mr. McCullough's resignation. Mr. McCullough's options shall terminate pursuant to a Separation Agreement between Mr. McCullough and the Company upon the receipt of certain compensation as described in note (10) above.

(12) Mr. McCullough resigned from his position as President and Chief Operating Officer, and as a Director, effective as of January 16, 1998. For purposes of determining the Company's severance obligations to Mr. McCullough, the terms of the Separation Agreement between Mr. McCullough and the Company set the date of termination for Mr. McCullough at September 26, 1997. Mr. McCullough continued as President and Chief Operating Officer of the Company until January 16, 1998 pursuant to continuation of employment provisions of such Separation Agreement.

(13) Includes club fees in the amount of $32,100 reimbursed by the Company and $27,732 in additional federal and state income taxes payable on such dues with respect to such reimbursement.

(14) Represents options to purchase shares of Common Stock awarded to the Named Executive Officers under the Company's Second Amended and Restated 1992 Stock Incentive Plan (the "1992 Plan") or the 1995 Stock Option and Incentive Plan (the "1995 Plan"). Options awarded under the 1992 Plan vest in 25% increments on an annual basis commencing on the first anniversary of the date of grant. Vesting of certain options awarded under the 1995 Plan is conditioned upon the Company reaching certain earnings before interest, taxes, depreciation and amortization ("EBITDA") objectives during the period of the option. Options issued pursuant to these plans expire ten years from the date of grant. Pursuant to an Amended and Restated Employment Agreement between the Company and Mr. McCullough, all options held by Mr. McCullough automatically vested upon Mr. McCullough's resignation. Mr. McCullough's options shall terminate pursuant to a Separation Agreement between Mr. McCullough and the Company upon the receipt of certain compensation as described in note (10) above.

(15) Mr. Morris joined the Company in October 1996. Amounts reported as salary for fiscal year 1997 represent payments received from that date through the end of the Company's fiscal year.

(16) Represents reimbursement in the amount of $42,519 received from the Company in connection with Mr. Morris's relocation to the Chicago, Illinois metropolitan area and $20,983 in additional federal and state income taxes payable on such reimbursement.

(17) Represents options to purchase shares of Common Stock awarded to Mr. Morris under the terms of an Employment Agreement between the Company and Mr. Morris. Such options were awarded under the 1992 Plan and the 1995 Plan. Of the total amount of options shown, 15,000 options vest in 25% increments on an annual basis commencing on the first anniversary of the date of grant and 15,000 options vest in 20% increments on an annual basis beginning in fiscal 1997, conditioned upon the Company achieving certain EBITDA objectives. The options expire ten years from the date of grant.

(18) Represents options to purchase shares of Common Stock awarded to Mr. Billick under the 1997 Stock Option and Incentive Plan. The options vest in 20% increments on an annual basis beginning fiscal 1997, conditioned upon the Company achieving certain EBITDA objectives. The options expire ten years from the date of grant.

(19) Mr. Billick joined the Company in June 1996. Amounts reported as salary for fiscal year 1996 represent payments received from that date through the end of the Company's fiscal year.

(20) Represents options to purchase shares of Common Stock awarded to Mr. Billick under the terms of an Employment Agreement. Such options were awarded under the 1992 Plan and the 1995 Plan. Of the total amount of options shown, 25,000 options vest in 25% increments on an annual basis commencing on the first anniversary of the date of grant and 15,000 options vest in 20% increments on an annual basis beginning in fiscal 1997, conditioned upon the Company achieving certain EBITDA objectives. The options expire ten years from the date of grant.

OPTION GRANTS

     No options were exercised by the Named Executive Officers during fiscal 1997. Shown below is information on grants of stock options during the fiscal year ended September 28, 1997 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             % OF                                         POTENTIAL REALIZABLE
                                             TOTAL                                          VALUE AT ASSUMED
                               NUMBER OF    OPTIONS                                          ANNUAL RATES OF
                               SECURITIES    /SARS                                             STOCK PRICE
                               UNDERLYING   GRANTED               MARKET                    APPRECIATION FOR
                                OPTION/       IN      EXERCISE   PRICE ON                      OPTION TERM
                                  SARS      FISCAL    OR BASE    DATE OF    EXPIRATION   -----------------------

             NAME               GRANTED      YEAR      PRICE      GRANT        DATE          5%          10%
- ------------------------------ ----------   -------   --------   --------   ----------   ----------   ----------
Meeta R. Vyas.................   500,000(1)  65.7%     $3.50      $3.50       8/11/07    $1,100,566   $2,789,049
                                  91,727(2)  12.1%     $1.75      $3.50       11/1/97    $  362,425   $  672,185
Peter C. McC. Howell..........        --
S. Donald McCullough..........        --
C. Wayne Morris...............    30,000(3)   3.9%     $5.875     $5.875      10/7/06    $  110,843   $  280,897
Timothy J. McGinnity..........        --
Steven M. Billick.............    10,000(4)   1.3%     $5.375     $4.125       3/6/07    $   13,442   $   53,242

- ---------------

(1) Under Ms. Vyas's Employment Agreement, one-half of these options become exercisable on September 30, 1998, and one-half become exercisable on September 30, 1999.

(2) This option in the form of stock subscriptions had a per share exercise price equal to 50% of the closing price of the Common Stock on August 11, 1997, and were exercisable between September 2, 1997 and November 1, 1997. Ms. Vyas exercised these stock subscriptions on November 1, 1997, pursuant to the terms of a Stock Subscription Agreement.

(3) Of the total amount of options shown, 15,000 options vest in 25% increments on an annual basis commencing on the first anniversary of the date of grant and 15,000 options vest in 20% increments on an annual basis beginning in fiscal 1997, conditioned upon the Company achieving certain EBITDA objectives.

(4) Of the total amount of options shown, 25,000 options vest in 25% increments on an annual basis commencing on the first anniversary of the date of grant and 15,000 options vest in 20% increments on an annual basis beginning in fiscal 1997, conditioned upon the Company achieving certain EBITDA objectives.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the unexercised options to purchase the Company's Common Stock for the Named Executive Officers as of the fiscal year end, September 28, 1997.

               OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES         VALUE OF
                                                                  UNDERLYING            UNEXERCISED
                                                                 UNEXERCISED            IN-THE-MONEY
                                                               OPTIONS/SARS AT        OPTIONS/SARS AT

                                    SHARES                     FISCAL YEAR END        FISCAL YEAR END
                                   ACQUIRED       VALUE        (#)EXERCISABLE/        ($)EXERCISABLE/
              NAME                ON EXERCISE    REALIZED      UNEXERCISABLE(1)       UNEXERCISABLE(2)
- --------------------------------  -----------    --------    --------------------    ------------------
Meeta R. Vyas...................         0             0         91,727/500,000      $229,318/ $375,000
Peter C. McC. Howell............         0             0        362,353/      0      592,628/         0
S. Donald McCullough............         0             0         98,250/ 92,250(3)         0/         0
C. Wayne Morris.................         0             0              0/ 30,000            0/         0
Timothy J. McGinnity............         0             0         20,500/ 29,500        10,531/      406
Steven M. Billick...............         0             0          9,250/ 40,750            0/         0

- ---------------

(1) Vesting of certain of these options is conditioned upon the Company reaching certain EBITDA objectives during the duration of the option.

(2) Year end value of options is calculated based upon the closing price ($4.25) of a share of Common Stock on the Nasdaq National Market on September 26, 1997, the last trading date of the fiscal year.

(3) These options became exercisable on January 16, 1998 pursuant to the termination provisions of an Amended and Restated Employment Agreement and the terms of a Separation Agreement between Mr. McCullough and the Company. All of Mr. McCullough's options shall terminate pursuant to a Separation Agreement between Mr. McCullough and the Company upon the receipt of certain compensation as described in note (10) to the Summary Compensation Table included elsewhere herein.

EMPLOYMENT AGREEMENTS

     The Company and Meeta R. Vyas entered into an Employment Agreement, effective as of August 11, 1997, pursuant to which the Company employs Ms. Vyas as its Vice Chairman and Chief Executive Officer at a minimum annual base salary of $500,000, subject to increase (but not decrease), through September 30, 1999. The term of Ms. Vyas's employment may be extended for an additional year if agreed to by the Company and Ms. Vyas. Ms. Vyas's Employment Agreement provides for payment to Ms. Vyas of an annual bonus of not less than 50% of her base salary based upon the Company achieving certain EBITDA objectives and entitles Ms. Vyas to certain benefits, automobile allowances and other fringe benefits. Ms. Vyas also received an option to purchase 500,000 shares of Common Stock at a per share exercise price equal to the closing price of the Common Stock on August 11, 1997, which option vests 50% as of September 30, 1998 and 50% as of September 30, 1999. Notwithstanding such vesting schedule, the option will accelerate and become fully vested upon any Change in Control (as defined in such agreement) that occurs before September 30, 1999. In addition, she received an option in the form of stock subscriptions to purchase 91,727 shares of Common Stock at a per share exercise price equal to 50% of the closing price of the Common Stock on August 11, 1997 (the "1997 Option"), which option was exercisable between September 2, 1997 and November 1, 1997. Ms. Vyas exercised the 1997 Option on November 1, 1997, pursuant to the terms of a Stock Subscription Agreement. In the event of termination of her employment other than for cause, Ms. Vyas will be entitled to continue to receive payment of her salary and to participate in the Company's benefit plans for a period ending on the later of (i) 12 months following the date of such termination or (ii) September 30, 1999. Ms. Vyas will also be entitled to receive a bonus equal to 50% of the aggregate salary amounts payable to Ms. Vyas for that period. If Ms. Vyas elects to terminate her employment with the Company upon a Change of Control, she will be entitled to receive the same compensation as if she had been terminated other than for cause.

     Under the terms of an Employment Agreement entered into in August 1994 with Peter C. McC. Howell, the Company agreed to pay Mr. Howell a base salary of at least $286,000 per annum, subject to increase (but not decrease), through December 31, 1998. Mr. Howell resigned, effective as of August 12, 1997, from each office of the Company that he held and terminated his employment with the Company, effective as of September 5, 1997. Mr. Howell's resignation was deemed to be a termination other than for cause under the Employment Agreement. Pursuant to the termination provisions of an Employment Agreement between Mr. Howell and the Company, Mr. Howell is entitled to the payment of (i) a cash bonus for fiscal 1997 of $68,028 and (ii) a severance payment of $593,053 payable over the twelve month period beginning September 5, 1997, and is entitled to continued benefits from the Company through August 31, 2000. In addition, all stock options held by Mr. Howell were deemed fully vested as of his date of termination.

     The Company and S. Donald McCullough entered into an Amended and Restated Employment Agreement, effective as of July 1, 1996, pursuant to which the Company agreed to employ Mr. McCullough as its President and Chief Operating Officer at a minimum annual base salary of $217,000, subject to increase by the Company from time to time, through January 2, 1999. Mr. McCullough resigned from his positions with the Company, effective as of January 16, 1998. Mr. McCullough's resignation from the Company was deemed to be a termination without cause under the Amended and Restated Employment Agreement. Pursuant to the termination provisions of the Amended and Restated Employment Agreement and the terms of a Separation Agreement between Mr. McCullough and the Company, Mr. McCullough is entitled to the payment of (i) a cash bonus of $26,850, (ii) a severance payment of $419,850 payable over the eighteen month period beginning on January 16, 1998, (iii) $11,250, which consists of an automobile allowance, payable from May 8, 1998 through July 16, 1999 and (iv) $524,426 payable within sixty days of January 16, 1998 upon receipt of which all stock options held by Mr. McCullough will terminate. In addition, Mr. McCullough is entitled to continued benefits and certain perquisites from the Company for an eighteen month period beginning on January 16, 1998.

     The Company entered into an Employment Agreement with Timothy J. McGinnity on March 31, 1995. Mr. McGinnity was formerly an executive of Mr. Coffee, inc. ("Mr. Coffee") and was party to a Salary Continuation Agreement with Mr. Coffee. Under the terms of the Salary Continuation Agreement, Mr. McGinnity was entitled to terminate his employment with the Company and receive continuation of salary for a period of 18 months subsequent to the date of the Company's acquisition of Mr. Coffee. The Salary Continuation Agreement also provided for continuation of certain health and life insurance and other benefits for a specified period subsequent to such termination. Effective March 31, 1995, the Salary Continuation Agreement was terminated and Mr. McGinnity entered into an Employment Agreement with the Company. This agreement provides Mr. McGinnity with an initial base salary of $142,500, subject to increase or decrease at the discretion of the Board of Directors. In addition, Mr. McGinnity is entitled to receive certain health and life insurance benefits, automobile allowances and other fringe benefits. The agreement provides that the employment of Mr. McGinnity is at will, and may be terminated at any time. In the event of termination of employment other than for cause, Mr. McGinnity will be entitled to continue to receive payment of his salary for a period of 12 months after the date of termination. Mr. McGinnity will also be entitled to receive a pro rata share of any annual bonus that management employees would be eligible to receive under the Company's incentive bonus plans, and continuation of health, life and certain other benefits for a specified period. Upon execution of an Employment Agreement, Mr. McGinnity received a bonus in the amount of $25,000 and options to purchase 10,000 shares of Common Stock.

     The Company entered into an Employment Agreement with Steven M. Billick to serve as Senior Vice President, Treasurer and Chief Financial Officer of the Company on June 10, 1996. The agreement provides Mr. Billick with an initial base salary of $175,000, subject to increase or decrease at the discretion of the Compensation Committee, and entitles Mr. Billick to participate in any bonus plan established by the Board of Directors. Upon entering into the Employment Agreement, Mr. Billick received (1) a bonus of $7,500, (2) an option to purchase 25,000 shares of Common Stock, which vests in 25% increments on an annual basis and has a per share exercise price equal to $5.8125 and (3) an option to purchase 15,000 shares of Common Stock, which vests in 20% increments on an annual basis, conditioned upon the Company reaching certain EBITDA objectives, and has a per share exercise price equal to $5.8125. All options expire ten years from the date of grant. The Employment Agreement provides further that Mr. Billick's employment with the Company is at will, and may be terminated at any time. In the event of termination of employment other than for cause, Mr. Billick will be entitled to continue to receive payment of his salary and the continuation of any benefits he received at the time of termination until the earlier of (1) the date Mr. Billick obtains other employment that provides a salary substantially equivalent to that provided by the Employment Agreement or
(2) the first anniversary of his date of termination.

     The Company entered into an Employment Agreement with C. Wayne Morris to serve as Senior Vice President, Professional Products of the Company on October 7, 1996. The agreement provides Mr. Morris with an initial base salary of $170,000, subject to increase or decrease at the discretion of the Compensation Committee, and entitles Mr. Morris to participate in any bonus plan established by the Board of Directors. Upon entering into the Employment Agreement, Mr. Morris received (1) a bonus of $21,250, (2) an option to purchase 15,000 shares of Common Stock, which vests in 25% increments on an annual basis and has a per share exercise price equal to $5.875 and (3) an option to purchase 15,000 shares of Common Stock, which vests in 20% increments on an annual basis, conditioned upon the Company reaching certain EBITDA objectives, and has a per share exercise price equal to $5.875. All options expire ten years from the date of grant. The agreement provides further that Mr. Morris's employment with the Company is at will, and may be terminated at any time. In the event of termination of employment other than for cause, Mr. Morris will be entitled to continue to receive payment of his salary and the continuation of any benefits he received at the time of termination until the earlier of (1) the date Mr. Morris obtains other employment that provides a salary substantially equivalent to that provided by the Employment Agreement or (2) the first anniversary of his date of termination.

     All of the employment agreements between the Company and its executive officers contain customary noncompetition and non-disclosure provisions.

INDEBTEDNESS OF MANAGEMENT

     The Company extended a non-interest bearing loan of $200,000 on November 22, 1994 to S. Donald McCullough, the former President and Chief Operating Officer of the Company, for the purchase of suitable housing in the metropolitan area of Cleveland, Ohio. Mr. McCullough paid this loan in full in November 1997.

     Meeta R. Vyas, Vice Chairman and Chief Executive Officer of the Company, was extended a loan by the Company in the amount of $160,522 to facilitate her exercise of the previously described option, in the form of stock subscriptions, to purchase 91,727 shares of Common Stock. Such loan was extended at a rate of interest equal to the actual rate of interest paid by Signature Brands under its revolving credit facility. Ms. Vyas paid the loan in full in January 1998.

COMPENSATION OF DIRECTORS

     Non-employee Directors of the Company, other than Messrs. Lee, Shepherd and Schoen, are paid an annual retainer at the rate of $20,000. In addition, Directors of the Company are entitled to participate in the Company's 1992 Stock Incentive Plan, the 1995 Stock Option and Incentive Plan and the 1997 Stock Option and Incentive Plan.

     Mr. Jones was appointed to the Board of Directors effective May 8, 1996 and was granted at that time, in addition to the $20,000 annual retainer, options to purchase 20,000 shares of Common Stock. These option grants were at fair market value and vest 25% per annum. The Company also entered into a consulting agreement with Mr. Jones, pursuant to which Mr. Jones receives $2,500 per day for consulting services provided on an "as-needed" basis. The maximum amount per year that can be paid by the Company under this agreement is $30,000. Mr. Jones was paid $7,500 under this agreement during the fiscal year ended September 28, 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of the Board of Directors reviews the Company's existing and proposed executive compensation plans and makes recommendations to the Board of Directors regarding such plans and the awards to be made thereunder. The current members of the Compensation Committee are Messrs. Jones, Shepherd and Schoen, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and the other Named Executive Officers.

COMPENSATION PHILOSOPHY

     The Company's compensation philosophy is that compensation paid to executive officers and other management personnel should consist of four elements: (1) salary, (2) annual incentive bonus, (3) stock options and (4) welfare, retirement and other benefits. The compensation package is designed to attract and retain top quality management employees. In the opinion of the Committee, it reflects competitive conditions. The Committee, however, does not specifically focus on the compensation levels of executives in peer group companies in making compensation decisions. To some extent, elements of compensation are designed to vary as Company performance varies. In general, the elements of compensation that most typically have a significant relationship to Company performance are awards under its stock option and bonus plans. The objective measurement used in determining performance for purposes of awards under the bonus plans is the Company's actual earnings before interest, taxes, depreciation and amortization ("EBITDA") in comparison to budgeted amounts. The vesting of certain options granted during the year is tied to the achievement of specified annual levels of EBITDA over the duration of the options. The Committee's decisions concerning compensation are not the result of a highly formalistic process and the Committee does not rely extensively on objective criteria in measuring individual performance. Instead, decisions are primarily based on subjective decisions concerning the appropriate levels of compensation.

     Set forth below is a discussion of the various components of the compensation arrangements provided to the executive officers, as well as a discussion of the compensation arrangements provided to the Company's chief executive officer.

1997 COMPENSATION DECISIONS

     Base Salary and Benefits. Salary levels for executive officers reflect the Committee's subjective judgments of appropriate salaries in light of the duties and responsibilities inherent in the executives' respective positions. The particular qualifications of an individual holding the position and his or her level of experience are considered in establishing a salary level when the individual is first appointed to a given position. The performance and contribution of the individual to the Company, as well as Company performance, are the primary criteria influencing salary administration. Salaries of executive officers are generally reviewed each year. Since certain executives are parties to employment agreements with the Company, their minimum base salary levels are set by the terms of such agreements. The primary factor in setting salary levels pursuant to these agreements was the Company's desire to provide compensation in amounts sufficient to induce these individuals to either join or continue with the Company. Certain of these employment agreements were executed after cancellation of salary continuation agreements with the former Mr. Coffee, inc. executives. These agreements were entered into prior to the time they joined the Company. The terms of these salary continuation agreements were a significant factor in establishing compensation arrangements for executives who were parties to such agreements. In the case of certain executive officers who joined the Company during the 1997 fiscal year, base salary was determined at their hire date on the basis of the Company's assessment of their prior experience, the responsibilities associated with their positions and the results of negotiations between the Company and the executives concerning their compensation arrangements. In making adjustments to the salaries of existing executive officers for fiscal 1997, consideration was given to the performance of each of the individuals in question, the Company's results of operations for fiscal 1996 and the terms of existing contractual arrangements with certain executive officers.

     Stock Options. The Company uses stock options as a long-term incentive program for executives. Stock options are used because they directly relate the amounts earned by executives to the amount of appreciation realized by the Company's stockholders over comparable periods. Stock options also provide executives with the opportunity to acquire and build a meaningful ownership interest in the Company. The Committee considers stock options throughout the year. In determining the number of options awarded to an individual executive, the Committee generally establishes a level of award based upon the position of the individual and his or her level of responsibility. In the case of certain executive officers who executed employment agreements during the current fiscal year, the number of options awarded to such executives was the result of negotiations between the Company and the executives.

     During the 1997 fiscal year, the Company awarded options to purchase an aggregate of 40,000 shares of Common Stock to the executive officers of the Company excluding the Chief Executive Officer. Certain of these options are subject to vesting over a four-year period commencing on the first anniversary of the date of grant and certain of these options are subject to vesting over a five-year period commencing on the first anniversary of the date of grant, with vesting for this later group further conditioned upon the achievement of specified annual target thresholds for EBITDA over the duration of the options.

     Bonuses. The Company maintains an annual incentive bonus program based on Company and group performance. A target bonus level, stated as a percentage of year end salary, is established for each executive officer based on his or her level of responsibility. Target bonuses are measured by the Company's financial performance against its annual performance plans. Target levels of performance are established based upon EBITDA. At its December 1996 meeting, the Compensation Committee established a bonus pool of $1,250,000 for all eligible employees under the Company's annual incentive bonus program. Because the target levels of performance were not achieved during fiscal 1997, no bonuses were paid to executive officers out of this amount. All bonuses paid during the fiscal year were paid pursuant to the terms of the Company's employment agreements with the executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation arrangements for Mr. Howell with respect to the 1997 fiscal year were primarily based upon the terms of an Employment Agreement between Mr. Howell and the Company, which was entered into in 1994. The Compensation Committee increased Mr. Howell's base salary during 1997 by 4.2% to $314,340. Mr. Howell was also entitled to receive a bonus of $68,028, which, in accordance with the terms of an Employment Agreement, is an amount equal to his prior year's bonus, pro rated for the number of days in fiscal 1997 during which Mr. Howell was employed by the Company. The Committee did not award Mr. Howell any stock options during 1997. In connection with his resignation from the Company, Mr. Howell was entitled to receive as severance pay, under the terms of an Employment Agreement, an amount equal to 1.5 times the sum of (i) his annual salary at the date of termination ($314,340) plus (ii) the amount of his bonus payable for fiscal 1997 ($68,028) plus (iii) his automobile allowance ($13,000).

     The compensation arrangements for Ms. Vyas, who joined the Company as Vice Chairman and Chief Executive Officer following Mr. Howell's resignation, were established through negotiations between the Committee and Ms. Vyas and are provided for in an Employment Agreement between the Company and Ms. Vyas. Factors considered by the Committee in establishing such arrangements included the need to provide sufficient inducement to attract and retain a top key executive; the duties and responsibilities of the position; and Ms. Vyas's qualifications and experience. The Employment Agreement provides for Ms. Vyas to receive an initial base salary of $500,000 and an annual bonus of not less than 50% of her base salary based upon the Company achieving certain EBITDA objectives. Ms. Vyas was further granted an option to purchase 500,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant, which option vests 50% as of September 30, 1998 and 50% as of September 30, 1999. She also received an option in the form of stock subscriptions to purchase 91,727 shares of Common Stock at an exercise price equal to 50% of the closing price of the Common Stock on August 11, 1997, which option was exercisable only from September 2, 1997 through November 1, 1997. This option was exercised by Ms. Vyas on November 1, 1997 at an exercise price of $1.75 per share.

                Compensation Committee of the Board of Directors

                                 David A. Jones
                               Thomas R. Shepherd
                                Scott A. Schoen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Schoen, a managing director of THL, and Mr. Shepherd, a consultant to THL, served as members of the Company's Compensation Committee during fiscal 1997. Neither Mr. Schoen nor Mr. Shepherd was an employee of the Company during fiscal 1997. Under a Management Agreement, the Company has engaged THL to provide consulting and management advisory services. The fees payable to THL under the Management Agreement are $240,000 per annum. The Company believes that this Management Agreement is on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Officers, Directors and beneficial holders of more than 10% of the Company's Common Stock are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, Directors and beneficial holders of more than 10% of the Company's Common Stock complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended September 28, 1997, except for the filing of a late Form 4 to report the inadvertent omission of one transaction involving the purchase of 3,000 shares of Common Stock by C. Wayne Morris.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and an index comprised of the 15 companies included in the Home Furnishings Daily housewares component of the HFD stock index (the "Peer Group Index") for the period from September 30, 1992 to September 30, 1997. The Company's most recent fiscal year ended on September 28, 1997. Total stockholder return data for each index are not readily available for this date. Accordingly, to ensure the integrity of the comparison, all data reflect the period ending September 30, 1997. The companies comprising the Peer Group Index are: Catalina Lighting, Inc., General Housewares Corp., Signature Brands USA, Inc., Lancaster Colony Corp., Newell Co., Rival Co., Rubbermaid, Incorporated, Sunbeam Corp., Toastmaster Inc., Brown Forman Corp., Oneida Ltd., The Black & Decker Corporation, Helen of Troy, Inc., Nacco Industries, Inc. and National Presto Industries, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1992 and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG SIGNATURE BRANDS USA, INC., THE S&P 500 INDEX AND A PEER GROUP

            MEASUREMENT PERIOD               SIGNATURE BRANDS USA,
          (FISCAL YEAR COVERED)                      INC.                 PEER GROUP               S & P 500

9/92                                                           100                     100                     100
9/93                                                           135                     110                     113
9/94                                                           101                     114                     117
9/95                                                            81                     128                     152
9/96                                                           110                     143                     183
9/97                                                            75                     184                     257

* $100 INVESTED ON 9/30/92 IN STOCK OR INDEX -
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING SEPTEMBER 30.

                            RATIFICATION OF AUDITORS

     Stockholders will be asked to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP to serve as the Company's independent auditors for the current fiscal year. KPMG Peat Marwick LLP has served as the Company's auditors since September 1994. A representative of that firm will be present at the Annual Meeting and will have an opportunity to make a statement, if he or she should so desire. The representative will also be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ITS APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR. If the stockholders fail to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP, the Board will consider that decision in selecting an independent accounting firm for subsequent fiscal years.

                           DATE TO SUBMIT STOCKHOLDER
                       PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder who wishes to submit a proposal for inclusion in the Company's proxy materials to be distributed by the Company in connection with its 1999 Annual Meeting of Stockholders must do so no later than September 25, 1998. To be eligible for inclusion in the 1999 proxy materials, such proposal must conform to the requirements set forth in Regulation 14A promulgated under the Exchange Act. Any such proposals should be directed to the Company at 7005 Cochran Road, Glenwillow, Ohio 44139, Attention: Corporate Secretary.

                                 OTHER MATTERS

     As of the date of the Proxy Statement, management is unaware of any matters to come before the Annual Meeting other than as set forth in the Notice. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

     Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent year. Written requests for such report should be directed to Signature Brands USA, Inc., 7005 Cochran Road, Glenwillow, Ohio 44139,
Attention: Chief Financial Officer.

     You are urged to sign and return your proxy promptly in order to make certain that your shares are voted at the Annual Meeting. For your convenience, a postage paid return envelope to the Company's transfer agent is enclosed herewith.

                                          By Order of the Board of Directors,

                                          THOMAS F. MCKEE
                                          Secretary
Glenwillow, Ohio
January 23, 1998